Exhibit 99.1

FOR IMMEDIATE RELEASE	No. 2005 – 1

CELLSTAR NAMES DR. DA HSUAN FENG TO BOARD OF DIRECTORS

CARROLLTON, TEXAS, January 18, 2005 – CellStar Corporation (NASDAQ: CLST), a value-added wireless logistics and distribution services leader, today announced that Dr. Da Hsuan Feng, Vice President for Research and Graduate Education and Professor of Physics at the University of Texas at Dallas, has been named to the Company’s Board of Directors. Dr. Feng will serve as a Class II Director, with his term expiring in 2006, filling the vacancy created by the recent death of former Chairman of the Board and long-time Board member James L. (“Rocky”) Johnson.

“We are very pleased to have Dr. Feng as a member of our Board,” said Terry S. Parker, Executive Chairman of CellStar. “Dr. Feng brings impressive credentials to CellStar’s Board, and we believe Dr. Feng’s academic and commercial background, his extensive knowledge and understanding of China and his ability to speak three dialects of Chinese fluently will prove to be valuable assets for the Company as we restructure our business model in China. During 2004, our operations in China experienced significant setbacks as a result of market and industry changes in the region. We are committed to restoring the operations to the level of profitability that we experienced in the past and we believe the appointment of Dr. Feng to the Board is an important step in that direction.”

Prior to joining UTD in December 2000, Dr. Feng held numerous positions in the Physics Department of Philadelphia’s Drexel University from 1976 to 2000, rising from assistant professor to holding the prestigious M. Russell Wehr Chair. While at Drexel, Dr. Feng took a leave of absence and served as a Vice President at Science Applications International Corporation, where he managed the HUBS program which promoted the use of state-of-the-art information and communication technology to improve information transfer within hospitals, universities, businesses and schools within Pennsylvania, Delaware, New Jersey and Maryland. During 1997 and 1998 he served as technical advisor to Congressman Curt Weldon, current Vice Chair of the House Armed Services Committee and senior member of the House Science Committee, on science and technology issues in South Africa, Central Europe and China. Dr. Feng has also served as a technical member of two Congressional Delegations to China and Hungary.

In his position at UTD, Dr. Feng’s office is responsible for identifying areas of intellectual importance, and promoting the university as an economic and innovation engine. The office also promotes the university’s “knowledge” products and collaborates with local, regional, national and international corporations and governments to enhance the global vision and impact of science and technology.

Dr. Feng completed his elementary and secondary education in the Republic of Singapore. He received his undergraduate degree from Drew University in New Jersey and doctorate in Theoretical Physics from the University of Minnesota. He holds Honorary Professor and Senior Research Fellow positions at six universities and science academies in China and is a Fellow of the American Physical Society.

About CellStar Corporation

CellStar Corporation is a leading global provider of value-added logistics and distribution services to the wireless communications industry, with operations in Asia-Pacific, North America and Latin America. CellStar

facilitates the effective and efficient distribution of handsets, related accessories and other wireless products from leading manufacturers to network operators, agents, resellers, dealers and retailers. In many of its markets, CellStar provides activation services that generate new subscribers for its wireless carrier customers. For the year ended November 30, 2003, the Company generated revenues of $1.8 billion. Additional information about CellStar may be found on its Web site at www.cellstar.com.

Contact: Sherrian Gunn – 972-466-5031

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